EXHIBIT 12.1
STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Dollars in thousands)

	Three Months
	Ended
	June 30,		Year Ended		Year Ended		Year Ended		Year Ended		Year Ended
	2007		March 31,		March 31,		March 31,		March 31,		March 31,
	(Unaudited)		2007		2006		2005		2004		2003
Consolidated pretax income (loss) from continuing operations	$(6,523)		(20,729)		(19,086)		(27,964)		(16,715)		2,493

Net amortization of debt issuance expense	921		3,172		2,695		2,236		2,079		1,287

Interest expense	9,610		36,868		34,459		31,549		31,962		27,048

Interest portion of rental expense	303		1,212		1,059		1,423		1,442		1,507

Earnings	$4,311		20,523		19,127		7,244		18,768		32,335

Interest expense	$9,610		36,868		34,459		31,549		31,962		27,048

Net amortization of debt issuance expense	921		3,172		2,695		2,236		2,079		1,287

Interest portion of rental expense	303		1,212		1,059		1,423		1,442		1,507

Fixed Charges	$10,834		41,252		38,213		35,208		35,483		29,842

Ratio of Earnings to Fixed Charges	(a	)	(a	)	(a	)	(a	)	(a	)	1.08	x

(a)	The deficiency of earnings required to cover fixed charges for the three months ended June 30, 2007 and the fiscal years ended March 31, 2007, 2006, 2005 and 2004 was $6,523, $20,729, $19,086, $27,964 and $16,715, respectively. The deficiency of earnings to cover fixed charges is computed by subtracting earnings before fixed charges, income taxes and discontinued operations from fixed charges. Fixed charges consist of interest expense, net amortization of debt issuance expense (recorded as a component of interest expense in both the consolidated and condensed consolidated financial statements) and that portion of operating lease rental expense which we deem to be representative of interest. The deficiency of earnings required to cover fixed charges includes depreciation of property, plant and equipment and amortization of other assets and non-cash charges which are reflected in cost of sales, selling, general and administrative expenses and other expense in the following amounts (in thousands):

	Three Months		Fiscal Year Ended
	Ended	March 31,
	June 30,
	2007	2007	2006	2005	2004
Depreciation	$4,912	18,567	19,130	22,594	23,587
Amortization	6	63	353	457	675
Non-cash charges, net	—	—	2,665	1,768	3,753

Total	$4,918	18,630	22,148	24,819	28,015

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